ii
                     PRELIMINARY PROSPECTUS

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the common stock covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.

                        VIRTUALLOT, INC.

           RESALE OF 2,030,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of 2,030,000 shares of our common stock by all of our unaffiliated stockholders, which is not being underwritten. A list of the selling shareholders is provided on page 24. We will not receive any proceeds from the sale of these shares.

Virtuallot is an early staged consignment auto sales company that intends to develop and design an Internet web site that advertises and sells used cars, trucks and recreational vehicles. Other features will be available such as financing, warrantees and insurance, helpful hints and other consumer friendly services. We currently have no customers and have not entered into any agreements with any support entities.

We have minimal assets. We have not generated any revenue to date and have had losses since inception through January 23, 2002, in the amount of $ (30,850). As of January 23, 2002, we had cash reserves of approximately $9,150. Subsequently, on January 31, 2002, a stock subscription receivable was collected to increase approximate cash reserves to $14,150.

Our common stock is not currently traded on any exchange or on the OTC Electronic Bulletin Board. We do not expect an active trading market for our common stock to develop. If a market does develop, it will likely be limited, sporadic, and highly volatile.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.






TABLE OF CONTENTS

1 PROSPECTUS SUMMARY                                           1
 1.1Our Company                                               1
 1.2Our Business Strategy                                     1
 1.3Our Company Information                                   1
 1.4The Offering                                              2
 1.5Summary of Financial Data                                 2
2 RISK FACTORS                                                 3
 2.1Risks Associated with Our Business                        3
 2.2Risks Related to the Internet Industry                    7
3 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS            8
4 USE OF PROCEEDS                                              8
5 DIVIDEND POLICY                                              8
6 DETERMINATION OF OFFERING PRICE                              8
7 MANAGEMENT'S DISCUSSION AND ANALYSIS HAVE FINANCIAL CONDITION
AND PLAN OF OPERATIONS                                         9
 7.1General                                                   9
 7.2Plan of Operations for Year End 2002                      9
8 BUSINESS                                                    11
 8.1General                                                  11
 8.2Our Business Strategy                                    11
 8.3Revenues                                                 13
 8.4Marketing Strategy                                       15
 8.5Competition                                              16
 8.6Our Web Site                                             17
 8.7Government Regulation                                    18
 8.8Employees                                                18
 8.9Legal Proceedings                                        18
 8.10                                                Facilities
 19
9 MANAGEMENT                                                  19
 9.1Director and Executive Officer                           19
10  EXECUTIVE COMPENSATION                                    19
11  PRINCIPAL STOCKHOLDERS                                    21
12  RELATED PARTY TRANSACTIONS                                21
13  DESCRIPTION OF CAPITAL STOCK                              21
 13.1                                              Common Stock
 21
 13.2                                           Preferred Stock
 22
 13.3                                            Transfer Agent
 22
14  SHARES ELIGIBLE FOR FUTURE SALE                           22
15  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS             23
16  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
sECURITIES ACT LIABILITIES                                    25
17  MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS   25
18  INTEREST OF NAMED EXPERTS AND COUNSEL                     25
19  EXPERTS                                                   25
20  LEGAL MATTERS                                             25
21  WHERE YOU CAN FIND MORE INFORMATION                       26



1    PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 3 and the financial statements.


1.1  Our Company

Virtuallot is an early stage consignment auto sales company that intends to develop and design an Internet web site that advertises and sells used cars, truck and recreational vehicles. Other features will be available such as financing, warrantees and insurance, helpful hints and other consumer friendly services. We are controlled by our majority shareholder, Frank Crnkovich, who is also our sole officer, director, and employee. Mr. Crnkovich devotes approximately 15% of his work schedule to our operations.


1.2  Our Business Strategy

Our objective is to develop a web site that appeals to and attracts sellers, buyers and various advertisers. We plan to attain this goal through the following key strategies:

     -    Creating an appealing website
-    Building a reputable name;
-    Enhancing and expanding services;
-    Maintain technology focus & expertise
-    Develop and grow a repeat customer base;
-    Attracting and developing advertisers;
-    Expanding to a national service
-    Attracting quality employees


1.3  Our Company Information

Our address is 5016 Adelaide Court, Winnemucca, Nevada, 89445.
Our phone number is  (775) 625-4334.


1.4

    The Offering

The shares offered by this prospectus are being offered by all of our stockholders other than our sole officer, director and majority shareholder, Frank Crnkovich. Stockholders acquired the shares being offered for resale in exempt private offerings.
For a description of how you can purchase shares in this offering and a list of the selling stockholders, please see the "Plan of Distribution and Selling Stockholders" section on page 22.

Common stock outstanding:22,030,000 shares.

Shares of common stock
to be resold by the
selling stockholders:    2,030,000 shares.

Market for our
common stock:       Our common stock is not traded on an
                    exchange or on the OTC Bulletin Board. We can provide no assurance that there will be a market in the future for our common stock.

1.5  Summary of Financial Data

Our financial statements are provided for the period from inception, December 18, 2001, through January 23, 2002. Our business operations were minimal.

Statement of Operations Data:
                                                      From
                                                  Inception on
                                                  December 18,
                                                  2001 Through
                                                  January 23,
                                                      2002


REVENUES                                         $           -

EXPENSES - GENERAL AND ADMINISTRATIVE                   30,850

NET LOSS                                         $     (30,850)

BASIC LOSS PER SHARE                             $       (0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING       20,174,000


2

   RISK FACTORS

2.1  Risks Associated with Our Business

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE NO
OPERATING HISTORY AND HAVE NOT GENERATED ANY REVENUE FROM
OPERATIONS.

Our company was launched in December, 2001. These operations have not generated any revenue to date. Consequently, there is a limited operating history on which you can base your evaluation of the business and prospects of our operations.

WE MAY NEVER GENERATE REVENUE AND WILL BE DEPENDENT ON OUR
ABILITY TO RAISE ADDITIONAL CAPITAL.  IF WE ARE UNABLE TO RAISE
ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO FUND FUTURE OPERATIONS
AND MAY HAVE TO CEASE OPERATIONS.

We anticipate that our operating expenses will increase as we incur additional costs and expenses in connection with development of the web site, marketing our services, and other general and administrative expenses. To execute our business plan as intended, we anticipate we will need a minimum of $1,000,000, or $62,500 per month to develop our web site, fund sales and marketing expenses, and fund general working capital expenses. As of January 23, 2002, we have not generated any revenue.

As of January 23, 2002, we have approximately $9,150 in cash reserves. Subsequently, on January 31, 2001, a stock subscription receivable was collected to increase approximate
cash reserves to $14,150.00.    With such limited existing cash
reserves and without any current sources of internal liquidity, we will be dependent on our ability to raise additional capital. We have reduced our monthly working capital expenditures to approximately $1,000 until we are able to raise additional capital. We are able to work on such a limited budget because we have only one employee and we have minimal overhead expenses. We believe these cash reserves will provide sufficient working capital to maintain our reduced operations through March 2003.

We have reduced our operations to a level in which we are conducting limited web site development and are attempting to raise additional capital. Without additional capital, we may not be able to:

     -    Develop our web site;
-    Hire additional employees;
-    Market our services and products; or
- Respond to competitive pressures or unanticipated capital requirements.

If we are unable to raise additional capital before use of our cash reserves by March 2003, we may have to cease operations.
For a description of our plan of operations, please see the "Management's Discussion and Analysis of Financial Conditions and Plan of Operations" section on page 9.

WE ARE IN A COMPETITIVE INDUSTRY WITH SEVERAL COMPANIES WITH
GREATER FINANCIAL AND TECHNICAL RESOURCES, WHICH MAY AFFECT OUR
ABILITY TO GENERATE REVENUE.

The market for our products is highly competitive. As of January 23, 2002, we do not have any members, strategic partners, and we have not sold any products. Our competitors include several large companies with substantially greater financial, technical and marketing resources than ours. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their services and respond more quickly than we can to new technologies or changes in customer preferences. We expect increased competition in the future that could adversely affect our ability to generate revenue and market share. Our current competitors include but are not limited to:

     -    Providers of online automotive sales and services;
-    Traditional car dealerships; and
-    Local and national traditional advertisement publications.

If we cannot establish a market presence, we will have difficulty competing effectively with current or future competitors, especially those with significantly greater resources. If we are unable to compete, we will likely have difficulty generating revenue.

WE WILL LIKELY NOT BE ABLE TO GENERATE ANY REVENUE THROUGH THE
SALE OF PRODUCTS OR SERVICES ON OUR WEB SITE UNTIL WE ARE ABLE TO
FURTHER DEVELOP OUR WEB SITE.

We do not currently sell any products or offer any services on our web site. We believe that in order to sell products and/or services, or enter into agreements with third parties to offer their products and services on our web site, we will need to expend a significant amount of capital into the development our web site. We have estimated that it will cost approximately $350,000 to develop our web site and to provide virtual 360-degree interior and exterior tours of our inventory. If we are unable to raise approximately $350,000 for this development, we will not be able to develop our web site and will likely not generate any revenue.

IF WE ARE UNABLE TO ESTABLISH A LARGE USER BASE WE MAY HAVE
DIFFICULTY ATTRACTING ADVERTISERS AND/OR SPONSORS TO OUR WEB
SITE, WHICH WILL HINDER OUR ABILITY TO GENERATE REVENUES.

An integral part of our business plan and marketing strategy requires us to establish a large user base. Once we are able to establish a large user base and a demand for our online services, we will be able to attract advertisers to our web site and possibly begin to generate advertising revenues. If our business or marketing strategy fails for any reason and we are unable to cost efficiently increase our user base, our ability to generate revenues will suffer. If for any reason our web site is ineffective at attracting consumers or we are unable to keep consumers satisfied with our service, we may not be able to establish a large user base and may not be able to generate advertising revenues.

IF WE ARE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGES, WE MAY NOT BE
ABLE TO ESTABLISH A COMPETITIVE POSITION IN OUR INDUSTRY.

We may encounter difficulties responding to technological changes that could delay our introduction of products and services or other existing products and services. The e-learning industry is characterized by rapid technological change and obsolescence, frequent product introduction, and evolving industry standards. Our future success will depend, to a significant extent, on our ability to enhance our existing products, develop and introduce new products, satisfy an expanded range of customer needs and achieve market acceptance. We may not have sufficient resources to make the necessary investments or those we will be able to develop and implement the technological advances required to establish a competitive position.

WE EXPECT TO RELY ON RELATIONSHIPS WITH THIRD PARTY WEB SITES TO ATTRACT VISITORS TO OUR WEB SITE. THESE RELATIONSHIPS MAY NOT DEVELOP, MAY TERMINATE OR MAY NOT PRODUCE A SIGNIFICANT NUMBER OF VISITORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO INCREASE OUR REVENUE.

We expect to rely on contractual relationships with third party web sites to attract a portion of the user traffic on our web site at www.virtuallot.net. We may not be able to establish these relationships, or if we do establish relationships, they may not produce a significant number of visitors. Our ability to enter into third party relationships is a key part of our business plan, and if we are unable to enter these relationships, we believe we will have difficulty generating revenue.

As of January 23, 2002, we have not entered into agreements with any third parties to redirect their users to our web site. We can provide no assurance that we will be able to enter into new agreements. Our failure to establish relationships or fully capitalize on these relationships could reduce, or prevent us from increasing, the number of visitors to our web site, which could make it more difficult for us to market our products, attract corporate sponsors and generate subscription, transaction and e-commerce revenue.

WE ARE DEPENDENT ON THE SERVICES OF MR. FRANK CRNKOVICH, OUR
FOUNDER, CHIEF EXECUTIVE OFFICER AND SOLE EMPLOYEE.

Our success is dependent upon the services of Mr. Frank Crnkovich. Mr. Crnkovich is currently responsible for the sales and marketing and future development of the company according to our business plan. If we lose the services of Mr. Crnkovich, it could have a negative impact on our business because of his unique skills, contacts, years of industry experience, and the difficulty of promptly finding qualified replacement personnel. At the present time Mr. Crnkovich devotes approximately 15% of his working time to Virtuallot. We do not currently have an employment agreement with Mr. Crnkovich.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, WE
MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN.

Our success depends on the employment of skilled management, technology, sales and marketing and product development personnel. We currently have one employee who is responsible for all aspects of our business, and who only works for Virtuallot,
Inc.  on a part-time basis.   Our business plan contemplates
several people working in areas, including but not limited to, web-site development, marketing, and business development. We believe our ability to attract these employees will depend on our ability to raise additional capital. We face significant competition for individuals with the skills required to develop, market and support our products and services, especially those that are technology-based. If we fail to recruit and retain sufficient numbers of these highly skilled employees, we will not be able to execute our business plan as originally intended.

OUR SOLE DIRECTOR AND EXECUTIVE OFFICER MAY PREVENT INVESTORS
FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY PREVENT
A CHANGE OF CONTROL.

Our present director and executive officer, Frank Crnkovich, beneficially owns approximately 90.8% of our outstanding common stock. As a result, he will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying, preventing or deterring a change in control of our company and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition.

OUR CHARTER DOUMENTS MAY DISCOURAGE AN ACQUISTION OF VIRTUALLOT,
INC. THAT COULD DEPRIVE OUR STOCKHOLDERS OF OPPORTUNITIES TO SELL
THEIR SHARES AT PRICES HIGHER THAN PREVAILING MARKET PRICES.

Provisions of our articles of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock and potentially prevent the payment of a premium to stockholders in an acquisition. Our charter and by-laws also provide that special stockholders meetings may be called only by our board of directors with the result that any third-party takeover not supported by the board of directors could be subject to significant delays and difficulties.

BECAUSE IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS, YOU WILL ONLY
BE ABLE TO BENEFIT FROM HOLDING OUR STOCK IF THE STOCK PRICE
APPRECIATES.

We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the future. As a result of not collecting a dividend, you will not experience a return on your investment, unless the price of our common stock appreciates and you sell your shares of common stock.


2.2  Risks Related to the Internet Industry

FUTURE REGULATIONS OR THE INTERPRETATION OF EXISTING LAWS
PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR
PRODUCTS OR INCREASE THE COST OF DOING BUSINESS.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business, decrease the demand for our products and services, or otherwise harm our business. We must comply with a variety of federal and state laws affecting the content of materials distributed over the Internet, as well as regulations and other laws restricting the collection, use and disclosure of personal information that we may obtain in the course of providing our online services. Future laws or regulations may relate to information retrieved from or transmitted over the Internet, consumer protection, online content, user privacy, taxation and the quality of products and services. Compliance with future laws and regulations, or existing laws as they may be interpreted in the future, could be expensive, time consuming, impractical or impossible.

WE MAY BE LIABLE FOR INVASION OF PRIVACY OR MISAPPROPRIATION BY
OTHERS OF OUR USERS' INFORMATION, WHICH COULD ADVERSELY AFFECT
OUR REPUTATION AND FINANCIAL RESULTS.

Some of our services require the disclosure of sensitive information by the user. We rely on a number of security systems for our services to protect this information from unauthorized use or access. We cannot predict whether new technological developments could circumvent these security measures. If the security measures that we use to protect personal information or credit card information are ineffective, we may be subject to liability, including claims for invasion of privacy, impersonation, unauthorized purchases with credit card information or other similar claims. In addition, the Federal Trade Commission and several states have investigated the use of personal information by certain Internet companies. We could incur significant expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

THERE IS CURRENTLY NO MARKET FOR OUR COMMON STOCK AND THERE CAN
BE NO ASSURANCE THAT A MARKET WILL EVER DEVELOP.

There is currently no market for our common stock and there can be no assurance that a market will ever develop. We intend to apply for the listing of our common stock on the OTC Electronic Bulletin Board. In the event that our common stock is approved for listing and a market for our common stock does develop, it will likely be limited, sporadic and highly volatile.



3

   SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary," Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. When used in this prospectus, the words will, believes, anticipates, intends, estimates, expects, projects, should, predicts and similar expressions are intended to identify forward-looking statements, although natal forward-looking statements contain these identifying words. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


4    USE OF PROCEEDS

We will not receive any proceeds from the resale of securities by selling stockholders.


5    DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future. Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.


6    DETERMINATION OF OFFERING PRICE

We can give no assurance that a public market will develop for the selling stockholders. We plan to have a NASD market maker distribute any offers made by selling stockholders to the investing public. If the market maker receives any bids from public investors, these will be shown to selling stockholders. All sales by selling stockholders will have to be matched by bids from the public. We anticipate the initial market, if any, for selling stockholders will be very limited and the price will vary based on the supply from selling stockholders and bids indicated by the public. We have verbally advised all our selling stockholders to expect a limited public market and their ability to sell shares will depend on bids from public investors.



7

   MANAGEMENT'S DISCUSSION AND ANALYSIS HAVE FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.


7.1  General

We are a development stage company with a limited operating history. Frank Crnkovich, our founder and chief executive officer began operations as a sole proprietorship in December 2001. In December 2001, Virtuallot, Inc. was incorporated in Nevada, and Mr. Crnkovich contributed a web site to the company. To date, we have concentrated on raising the necessary capital in order to develop our web site. As of January 23, 2002, we had not generated any revenues. Our fiscal year is June 30. The financial information contained in this prospectus is for the period from inception, December 2001, through January 23, 2002.

We have limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce. We will encounter various risks in implementing and executing our business strategy. We can provide no assurance that we will be successful in addressing such risks, and the failure to do so could have material adverse effect on our business.

From inception through January 23, 2002, we have utilized funds raised in a private placement offering conducted by our sole officer and director. We have not recorded any revenues and have incurred net losses from operations totaling approximately ($30,850) from inception through January 23, 2002.

Our current cash forecast indicates that there will be negative cash flow from operations for the foreseeable future. We are currently seeking short-term and long-term debt or equity financing sufficient to fund projected working capital and web site development and marketing needs. However, we can provide no assurance that we will be successful in raising funds, that the amount and terms of any financing will be acceptable, or that profits from the sale of our services in the future will be sufficient to fund our working capital, web site development, and marketing expenditure requirements.


7.2  Plan of Operations for Year End 2002

Our initial administrative expenses were approximately $30,850 as of January 23, 2002. These initial expenditures were funded by proceeds of our December, 2001, and January, 2002, offerings, in which we raised $15,000 and for stock issued at market value for non-cash expenses.

We do not currently generate any revenues and we can provide no assurance that we will be able to generate revenues in the future.

We believe we will need a minimum of approximately $1,000,000 to develop our web site, fund sales and marketing expenses, and fund general working capital expenses. We have estimated that it will cost approximately $350,000 to develop our web site.

Our cash reserves as of January 23, 2002 are approximately $9,150. Subsequently, on January 31, 2002, a stock subscription receivable was collected to increase approximate cash reserves to $14,150. We will require significant working capital in order to develop our business plan as intended. We have limited our current operations to limited web site development and maintenance, and raising additional capital.

Our current monthly working capital expenditures are approximately $1,000. We plan to continue such limited operations for the next twelve months unless we are able to raise additional capital earlier. We are able to work on a limited budget because we have only one employee and we have minimal overhead expenses. We believe our current cash reserves will provide sufficient working capital to maintain current operations through March 2003.

We intend to seek additional capital immediately so we may increase our operations and execute our business plan as intended. The foregoing are merely estimates, and we can provide no assurance that unexpected expenses will not shorten the period of time within which our funds may be utilized.

If we are unable to raise additional funds before March 2003, we may have to sell assets or cease operations. Although we have no commitments for capital, we may raise additional funds through:

     - Public offerings of equity, securities convertible into equity or debt,
-    Private offerings of securities or debt, or
-    Other sources.

Our investors should assume that any additional funding would cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all.



8

   BUSINESS

8.1  General

Virtuallot is an early staged consignment auto sales company that intends to develop and design an advanced Internet web site that advertises and aids in the sale of used cars, trucks and recreational vehicles. Other features would also be available such as financing, warrantees, insurance, helpful hints and other consumer friendly services.

Our mission is to provide a quick, no hassle system to both seller and purchaser of vehicles that would otherwise be cumbersome and frustrating to both. Neither would have to leave their home or office to experience a hassle free sale or purchase.

The structure of the business would be solely Internet based and provide the means to advertise, shop, compare, purchase, finance and insure used cars, trucks and recreational vehicles. We intend for the web site to be accessible locally and nationwide.

The company would receive revenues through consignment fees and membership fees charged to individuals or companies listing the vehicle for sale. Revenues would also be received from financing fees, insurance fees and extended warrantees that would be available to the customer. We also intend to receive revenue through advertising on our web site.

By doing business only over the Internet we believe we can save money over physical traditional dealerships, which must make significant investments in inventory, real estate and personnel for each retail location. We can also expand easily beyond the regional physical location of the company.


8.2  Our Business Strategy

We anticipate that many traditional shoppers will migrate to electronic shopping and that the electronic dissemination of content will increase. We believe that the anticipated migration from traditional shopping to electronic shopping, and the anticipated increase in the electronic dissemination of content, will present a business opportunity in the delivery of automotive
vehicles, services and advertising.   Our principal strategies to
capitalize on this prospective opportunity are detailed below.


8.2.1

     Create an Appealing Website.

We intend the website to contain the vehicle listings as well as visual aides and services that apply to our customers. We intend to continue to design our web site to appeal to sellers, buyers, financial institutions, insurance providers and advertisers. We believe this will create a scalable business platform from which we believe we can generate multiple revenue streams.


8.2.2     Build Strong Name Recognition.

We intend to advertise and increase the name recognition and visibility of our company and web site. We intend to do this through providing high quality services and content, and through a variety of marketing and promotional campaigns, including advertising on other web sites and traditional media outlets, conducting an ongoing public relations campaign and developing business alliances and partnerships.


8.2.3     Maintain Technology Focus and Expertise.

We intend to develop, acquire and implement technology-driven enhancements to our web site that enable users to a full 360 degree, interior and exterior view of the vehicles and recreational vehicles for sale. We intend to leverage the unique characteristics and enhancements of our electronic content delivery, and make user interfaces as simple, informative and engaging as possible.


8.2.4     Enhance and Expand Services.

To make our web site appealing to buyers, sellers, sponsors and advertisers, we believe that we must provide a variety of quality information and additional services on our web site. We expect to provide financing, extended warrantees, insurance and other market information related to the automotive industry through third party agreements, links to alternate web-sites and through constant development and enhancements to our web-site. We would also expect to hire trained personnel within these areas to ensure quality and proper expertise.


8.2.5     Create and Grow a Repeat Customer Base.

Though all Internet users will be able to visit our web site and have the option of using our service on a one-time basis, we intend to provide advertising, and promotional discounts on other provided services to members. We believe this will help establish larger volume and/or repeat sellers who can economically advertise vehicles on a nationwide basis. We believe membership may appeal to smaller traditional dealerships, and dealerships or clubs that specialize in rare or vintage type vehicles.


8.2.6     Develop Sponsor and Advertising Revenues.

In addition to banner advertising, we believe the development of relationships with sponsors and advertisers is critical to our success. We intend to develop relationships with leading name companies that are marketed nationwide. We plan to seek sponsorship arrangements, which have longer-term contracts and higher dollar values than typical banner advertising arrangements, and are independent from page views as the sole measurement basis. Finally, we believe our customer demographic and anticipated site traffic will create a meaningful opportunity for the sale of links to other sites to be featured on our web site.


8.2.7     Create a National Infrastructure Through Strong Local
     Sites.

If our initial web site is able to generate positive cash flow, we intend to create additional local and regional Virtuallot web sites, each targeted at a particular geographical area. We believe the model for our initial web site will be easy to duplicate. We believe that our proposed network of locally or regionally oriented web sites will reach a broader group of advertisers and will take advantage of economies of scale much greater than a single web site that is focused solely on either a national or local level. Presently, we anticipate selecting one city in each state in the United States as an initial targeted geographical area for that state.


8.2.8     Attract and Retain Exceptional Employees.

We currently have only one employee, Frank Crnkovich, our president and chief executive officer. We believe that versatile and experienced employees provide significant advantages in the rapidly evolving market in which it will compete. We are committed to building a talented employee base and to attracting an experienced management team.


8.3  Revenues

As of January 23, 2002, we have not generated any revenues from any sources. We intend to generate revenues from various sources including but not limited to consignment fees, membership fees, and finance fees, extended warrantees & insurance fees and additional third party advertising and sponsorship agreements.


8.3.1     Consignment Fees.

We expect to generate a portion of our revenues through consignment fees paid by individuals listing their vehicle or vehicles on a consignment basis. Fees would be paid in advance for the initial advertisement on our website with an additional percentage to be paid to the company at the time of sale. We currently have not collected any revenues.


8.3.2     Membership Fees.

We expect to obtain a portion of our revenues by selling memberships on our web site to existing automobile dealerships nationwide. We believe that the charges for providing these memberships would be fixed fees payable in their entirety in advance for a term of twelve months. Members could then cost effectively list multiple vehicles over the specified time of their membership. We believe this will enable our company to gain repeat customers, build name recognition and promote our services to a larger nationwide customer base. Currently, we do not have any members and have not collected any revenues.


8.3.3     Financing Fees.

We expect to obtain a portion of our revenues from sales contracts provided to the buyer for financing their purchase. We expect to enter into third party agreements with banking institutions nationwide for various credit terms. The company then expects to receive a percentage of each financing agreement provided to the banking institution. We have not yet entered into any agreements with banking institutions and have not collected any revenues.


8.3.4     Insurance Fees.

We expect to obtain a portion of our revenues from additional insurance sold to the buyer after financing their vehicle. We expect to enter into third party agreements with insurance providers nationwide for life insurance and disability insurance on the buyer's sales contract. The company will expect to receive a percentage of each insurance policy provided to the buyer by the insurance provider. We do not currently have any third party agreements in place to provide insurance and have not collected any insurance fees.


8.3.5     Extended Warrantees.

We expect to obtain a portion of our revenues by selling extended warrantees to the buyer for vehicle break down and maintenance service, which may or may not be available from the vehicles manufacturer at time of purchase. Extended warrantees provided by our company may extend the manufactures warrantee or provide the buyer the only current warrantee available on their purchase. Contract terms will vary depending on the age and mileage of the vehicle purchased. The company intends to provide this service through obtaining third party agreements with applicable institutions nationwide. We do not currently have any agreements in effect and have not received any revenues from these institutions or from the sale of extended warrantees.


8.3.6

     Sponsorship Advertising Revenue.

We intend to seek and to procure a sponsor for categories of products or services which are related to the automotive industry, such as, a tire manufacture, a maintenance provider or supplier, an insurance provider, and/or other related products and services. We expect to derive revenues from the sale of sponsorships to sponsors and merchants who seek a cost-effective means to reach online consumers. We do not plan on selling products or services for our sponsors. Instead, we intend to give our customers a direct link into the sponsors website for more information or service. The sponsor will generally be expected to pay Virtuallot a designated fee for being selected as a sponsor. The fees may take the form of fixed fees or a percentage or generated sales from our website. To foster the sale of sponsorships, we intend to aggressively pursue our position as a preeminent Internet sales company.


8.3.7     Banner Advertising.

We expect to generate a portion of our revenues from banner advertisements that will be prominently displayed at the top of pages throughout our web site. From each banner advertisement, viewers will be able to hyperlink directly to the advertiser's own web site, thus providing the advertiser the opportunity to interact directly with an interested customer. We expect charges for this type of advertising to be based on the number of impressions delivered to users over a specified period of time.


8.3.8     Non-Sponsor Link Fees.

We expect to derive a portion of our revenues by providing links on our web site to existing web sites maintained by persons who are not sponsors and who do not go as far as purchasing banner advertising on our web site. We believe that the charges for providing these links would be fixed fees payable in their entirety in advance for a period of six months to a year.


8.4  Marketing Strategy

The goal of our marketing strategy is to (i) strengthen the name Recognition of Virtuallot as a reputable advertiser and service provider in automotive sales industry (ii) increase customer traffic to our web site, (iii) build strong customer loyalty,
(iv) maximize repeat visits to our web site, and (iv) develop incremental revenue opportunities.

Our strategy is to employ a variety of media, program and product development, business development and promotional activities to achieve these goals. We intend to place advertisements on various web sites through the use of banner ads that will encourage readers to click through directly to our website. We also intend to enter into co-marketing agreements with other companies wherein information about Virtuallot will be featured on other companies' web sites in exchange for placing those companies' information on our web site. We also intend to engage in a coordinated program of print advertising in specialized and general circulation newspapers and magazines provided we obtain sufficient funding or generate sufficient revenues.


8.5  Competition

We believe that the primary competitive factors in creating community on the Internet are:

     -    Functionality
-    Ease-of-use
-    Name recognition
-    Quality of service
-    Member affinity and loyalty
-    Reliability
-    Demographic focus
-    Critical mass
-    Variety of value-added services

We believe other web sites that are primarily focused on the automotive sales industry are our direct competition. We will likely also face competition in the future from developers of web directories, Search engine providers, shareware archives, content sites, commercial online services, sites maintained by Internet service providers and other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of our competitors. Further, there can be no assurance that our competitors and potential competitors will not develop communities that are equal or superior to ours, or that achieve greater market acceptance than our community.

We will also compete with traditional forms of advertising such as automotive dealerships, newspapers and magazines. We believe that the principal competitive factors in attracting customers, members and advertisers include:

     -    The amount of traffic on our web site;
-    Name recognition;
-    Customer service;
-    The demographics of our members and visitors;
-    Our ability to offer targeted audiences; and
- The overall cost-effectiveness of the advertising medium offered.

We believe that the number of Internet companies relying on web-based Advertising revenues will increase greatly in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on its advertising rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

Many of our initial and potential competitors will have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than us. Such competitors will likely be able to undertake more extensive marketing campaigns for their names and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, commerce companies, advertisers and third-party service providers. We can provide no assurance those competitors' sites that offer automotive sales services will not be perceived by advertisers as having more desirable web sites for placement of advertisements. Accordingly, we can provide no assurance that:

We will be able to grow our membership, traffic levels and advertiser customer-base to levels required for profitability; or Competitors will not experience greater growth in traffic than us as a result of such relationships which could have the effect of making their web sites more attractive to advertisers; or We will procure strategic partners or that (once procured) such strategic partners will not sever or will elect not to renew their agreements with us.

We can provide no assurance that we will be able to compete successfully in our industry.

8.6  Our Web Site

Although we have begun the development and design of our web site, it will require significant capital to establish a fully operational web site that can serve and support a large number of visitors daily. We cannot estimate when the web site will be fully operational because we do not currently have the working capital necessary to fund such development.

Our website is not currently prepared to handle e-commerce and we do not currently sell any products on our web site. We estimate that it will cost approximately $350,000 to complete our web site, including design and development costs and full time and contract developers and managers. Those costs are as follows:

Planning and analysis      $80,000
Design of infrastructure   $10,000
Design of application offerings$50,000
Development of applications$150,000
Server and co-location contracts$30,000
Full deployment of website $30,000

We intend to develop our web site to provide a 360-degree virtual tour of the exterior and interior of the vehicle advertised. We believe this will enable the buying community to have greater confidence in their purchase and attract advertisers and sellers alike. Furthermore, we believe that the development and use of the virtual tour option on our web-site may generate a market awareness for specialty or vintage type vehicles where appearance is critical to the value and sale of the specialty or vintage vehicle.


8.7

    Government Regulation

We are not currently subject to direct regulation by any governmental agency, other than regulations applicable to the automotive businesses generally, and laws or regulations directly applicable to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online.

User Privacy Issues. Internet user privacy has become an issue both in the United States and abroad. Some commentators, privacy advocates and government bodies have recommended or taken actions to limit the use of personal profiles or other personal information by those collecting such information.

Internet Taxation. The tax treatment of activities on or relating to the Internet is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other Internet activities. The Internet Tax Freedom Act was signed into law in 1998, placing a three-year moratorium on new state and local taxes on Internet commerce. There is no assurance that this moratorium will be extended, nor can there be any assurance that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of Internet commerce and as a result could make it cost-prohibitive to operate its business.


8.8  Employees

In December 2001, we employed one part-time employee, Frank Crnkovich. However, at the present time Mr. Crnkovich does not receive any compensation, and will not receive any compensation for his services until we begin operations. Mr. Crnkovich received 20,000,000 shares of common stock for developing a business plan and for services rendered. Mr. Crnkovich dedicates approximately fifteen percent (15%) of his working time to Virtuallot. We do not have the necessary working capital to hire additional employees.


8.9  Legal Proceedings

There are currently no legal proceedings pending to which we are a party or to which any of our properties are subject.


8.10

    Facilities

Our headquarters are located at 5016 Adelaide Court, Winnemucca,
Nevada, 89445. We currently do not pay rent nor have we entered into a sublease agreement with Mr. Crnkovich. As we expand, we will need to locate other third-party facilities.


9    MANAGEMENT

9.1  Director and Executive Officer

Our sole Director and Executive officer is:

NAME                  AGE                             POSITION

Frank Crnkovich        42Director, president, chief executive
officer,
                         chief financial officer and secretary


Frank Crnkovich has served as our sole director and as our president, chief executive officer, treasurer and secretary since inception. Mr. Crnkovich has an extensive background in sales and business management within the automobile industry. He is currently the Sales Manager for Sonoma Cycle, Winnemucca, NV. He started within the industry at Dan Barton Oldsmobile, Cadillac and Isuzu in November of 1986. In his eight years with the company, Mr. Crnkovich worked extensively across all business aspects of the dealership including but not limited to sales & service, finance & insurance, appraisals and various management roles. In January of 1994, Mr. Crnkovich was employed by Billingsley Motors, Winnemucca, NV where he focused primarily on the Finance & Insurance division for the company and attuned his experience in general business areas within the industry including inventory control, advertising and nationwide computer systems. Throughout his career Mr. Crnkovich has attended numerous training courses specifically targeting the automotive industry in subjects of sales, management and various computer systems.

As provided in our by-laws, our stockholders at our annual meeting elect our director annually. Our sole officer serves at the discretion of the board of directors.


10   EXECUTIVE COMPENSATION

We issued Mr. Crnkovich 20,000,000 shares of common stock in December 2001 for services rendered, valued at $20,000. The 20,000,000 shares vested immediately. Mr. Crnkovich does not receive any cash or other compensation for services rendered to Virtuallot as an officer or director. Mr. Crnkovich has not received any other compensation from inception to the date of this prospectus. We do not currently have any employment agreements.


10.1.1    Stock Options and Warrants

In December 2001, Mr. Crnkovich, as the sole director on the board of directors and as the majority shareholder, approved and adopted Virtuallot's 2002 Stock Option Plan. As provided in the plan, options to purchase 3,000,000 shares of common stock may be granted to employees, officers, directors, and consultants of Virtuallot. Options granted under the plan generally expire five to ten years after the date of grant. Currently, no options to purchase shares have been issued.


10.1.2    Limitation of Directors' Liability

Our articles of incorporation and by-laws eliminate, subject to the exceptions listed below, the personal liability of our directors for monetary damages for breaches of fiduciary duty by such directors. The articles of incorporation and by-laws do not permit eliminating or limiting the personal liability of a director for:

Any breach of the director's duty of loyalty to Virtuallot or our stockholders,
Acts or omissions not in good faith that constitutes a breach of duty of the director or which involve intentional misconduct or a knowing violation of law,
Any transaction from which such director derives an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or An act or omission for which the liability of a director is expressly provided by an applicable statute.

This provision of the articles of incorporation and by-laws will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by this provision, and such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to the board's action in respect of such transaction or event. In these cases, our stockholders and Virtuallot could be injured by a board's decision and have no effective remedy.



11

   PRINCIPAL STOCKHOLDERS

The table below sets forth the beneficial ownership of common stock of our sole officer and director, and the sole holder of five percent or more of our common stock.

                         NUMBER OF SHARES OF
NAME AND ADDRESS                COMMON STOCK
OF BENEFICIAL OWNERS      BENEFICIALLY OWNEDPERCENTAGE OF OWNER
SHIP

Frank Crnkovich                   20,000,000              90.8%

All officers and directors
as a group (1 person)             20,000,000              90.8%


Mr. Crnkovich's principal business address is 5016 Adelaide
Court, Winnemucca, Nevada, 89445. Mr. Crnkovich received his shares of common stock for services rendered and nominal assets.


12   RELATED PARTY TRANSACTIONS

Our office is located in space subleased by Mr. Crnkovich. We currently do not pay rent and we have not entered into a lease agreement. In December 2001, we issued Mr. Crnkovich, 20,000,000 shares of our common stock for services rendered and nominal assets valued at $20,000.


13   DESCRIPTION OF CAPITAL STOCK

13.1 Common Stock
We are authorized to issue up to 100,000,000 shares of common stock. As of January 2002, there were 22,030,000 shares of common stock issued and outstanding that were held of record by approximately twenty-four shareholders. No shares have been reserved for issuance upon the exercise of warrants or options.

The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.


13.2 Preferred Stock

We are authorized to issue of up to 20,000,000 shares of preferred stock. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. In addition, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or discouraging a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change of control does occur.


13.3 Transfer Agent

American Registrar & Transfer Co. Serves as the transfer agent for the shares of common stock.


14   SHARES ELIGIBLE FOR FUTURE SALE

As of January 23, 2002, there are 22,030,000 shares of our common stock outstanding. Upon the effectiveness of this registration statement, the 2,030,000 shares of common stock to be sold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock
develops.   The remaining 20,000,000 shares, which are held by
Mr. Crnkovich, are restricted shares within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144. As of January 23, 2002, none of Mr. Crnkovich's shares qualify for resale under Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Virtuallot is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

One percent of the number of then outstanding shares of common stock, or
The average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must beamed in unsolicited brokers' transactions or to a market maker. A person who isn't an affiliate of Virtuallot under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.


15   PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This prospectus relates to the resale of 2,030,000 shares of common stock by the selling stockholders. The selling stockholders purchased the shares being offered by this prospectus in private offerings made under Rule 506 of Regulation D of the Securities Act. In connection with those offerings, each selling stockholder entered into a registration rights agreement with Virtuallot, which granted the selling stockholder demand registration rights for the shares it purchased. The selling stockholders exercised their demand registration rights, requiring us to register the resale of their shares.

The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Assuming all shares of common stock in the following tables resold, none of the selling stockholders will own greater than 1% of our common stock.


                    SHARES   PERCENTAGE                  SHARES
              BENEFICIALLY        OWNED             BENEFICIALLY
STOCK-               OWNED       BEFORE     AMOUNT         AFTER
HOLDER       BEFORE RESALE       RESALE    OFFERED  OWNED RESALE


Bret Andreas       1,000          < 1%        1,000          0
Rae Isom           1,500          < 1%        1,500          0
Karen DeBirk       1,500          < 1%        1,500          0
Lionel Brown       3,000          < 1%        3,000          0
Helen Crnkovich    2,500          < 1%        2,500          0
Kim Gillespie      1,000          < 1%        1,000          0
Janine Brown       1,500          < 1%        1,500          0
Shandell Pino      1,000          < 1%        1,000          0
Clint Gillespie    1,000          < 1%        1,000          0
David Black      200,000          < 1%      200,000          0
Cristy Brown     800,000        < 3.6%      800,000          0
Mike Crnkovich   800,000        < 3.6%      800,000          0
Dani Andreas       1,000          < 1%        1,000          0
Richard Day      100,000          < 1%      100,000          0
Cody Zesiger       5,000          < 1%        5,000          0
Camille Zesiger    5,000          < 1%        5,000          0
Randall L. Skeen   1,000          < 1%        1,000          0
Todd Mechum        1,000          < 1%        1,000          0
Sean Robinson      1,000          < 1%        1,000          0
Katlynn Crnkovich 33,000          < 1%       33,000          0
Kristen Crnkovich 34,000          < 1%       34,000          0
Kimberley Crnkovich33,000         < 1%       33,000          0
James L. Stith     1,000          < 1%        1,000          0
Wesley Argyle      1,000          < 1%        1,000          0

TOTAL SHARES                                      0          0



Black, Stith & Argyle, P.C. is counsel for Virtuallot in connection with this registration statement and in giving an opinion on the validity of the securities being registered.

The 2,030,000 shares offered by the selling stockholders may be sold in one or more of the following methods, without limitation:

Ordinary brokerage transactions and transactions in which the broker solicits purchases; and
Face-to-face transactions between sellers and purchasers without broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Brokers and dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of these shares being registered under the Securities Act, holders who subsequently resell the shares to the public may be deemed tube underwriters with respect to the shares of common stock for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have agreed to indemnify the selling stockholders regarding such liability.

16

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


17   MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently, there is no public trading market for our securities and we can provide no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. As of January 23, 2002, there were approximately 24 shareholders of record.



18   INTEREST OF NAMED EXPERTS AND COUNSEL

Principals of Black, Stith & Argyle, P.C.own 200,000 shares of our common stock.

19   EXPERTS

The financial statements of Virtuallot, Inc. appearing in this Form SB-2 registration statement have been audited by Chisholm & Associates, PC, independent auditors, as set forth in their report and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

20   LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Black, Stith & Argyle, P.C., Salt Lake City, Utah.


21   WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Attention:    Frank Crnkovich, President
         Virtuallot, Inc.
         5016 Adelaide Court
         Winnemucca, Nevada, 89445
         (775)-625-4334

Our fiscal year ends on June 30. We intend to become a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.




                        2,030,000 Shares





                        Virtuallot, Inc.


                           Prospectus


                          Common Stock




                      ____________________





You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.
The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until _______________, all dealers and selling stockholders that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions
                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS


22   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Our articles of incorporation limit the liability of our directors and our stockholders to the fullest extent permitted by Nevada law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty's a director, except for liability for:

Any breach of the director's duty of loyalty to Virtuallot or our stockholders, acts or omissions not in good faith that constitute a breach of duty of the director to Virtuallot or an act or omission which involves intentional misconduct or a knowing violation flaw, an act or omission for which the liability of a director is expressly provided by an applicable statute, or (4) any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action
Taken within the scope of the director's office.

The inclusion of this provision in the articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Virtuallot and our stockholders.

Our articles of incorporation provide for the indemnification of our executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Nevada law. The articles of incorporation include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things:

Specification of the method of determining entitlement to indemnification and the selection of independent counsel that will income cases make such determination, specification of time periods by which payments or determinations must be made and actions must be taken, and the establishment of certain presumptions in favor of indemnities.

Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers or persons controlling Virtuallot, as provided in the foregoing provisions, Virtuallot has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


23

   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The Registrant shall pay the expenses.

SEC Registration                                $    242.58
Printing and Engraving Expenses                 $        .*
Legal Fees and Expenses                         $   2500.00
Accounting Fees and Expenses                    $   1500.00
Miscellaneous                                   $        .*


TOTAL                                           $   4242.58


24   RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth information for all our securities sold since inception, without registration under the Securities Act. There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

1. In December 2001, we issued Frank Crnkovich 20,000,000 shares of common stock for services rendered and nominal assets, which were valued at $20,000. We believe the transaction was exempt from registration under Section 4(2) of the Securities Act, as Mr. Crnkovich is our sole officer and director and an accredited investor, and since the transaction was non-recurring and privately negotiated.

2. In December 2001, we sold 2,000,000 shares of our common stock at an aggregate purchase price of $10,000 to 7 accredited investors. We believe that these transactions were exempt from registration under Rule 506 of Regulation D of the Securities Act.

3. Between December 2001 and January 2002, we sold 30,000 shares of our common stock at an aggregate purchase price of $15,000 to 17 accredited investors. We believe that these transactions were exempt from registration under Rule 506 of Regulation D of the Securities Act.



25

   EXHIBITS


25.1 Index to Exhibits

EX-1 3.1  Articles of Incorporation

EX-2 3.2  By-Laws of Virtual, Inc.

EX-3 4.1  Form of specimen of common stock

EX-4 5.1  Legal Opinion and Consent of Black, Stilth & Argyle

EX-5 10.2 2002 Employee Stock Option Plan

EX-6 20.1 Consent of Chisholm & Associates, PC



26   UNDERTAKINGS

1)   The undersigned registrant undertakes:

  a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     ii) Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
iii) Include any additional or changed material on the plan of distribution.


  b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

  c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of these such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



27

   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Winnemucca, State of Nevada, on the 25 day of January 2002.


                        VIRTUALLOT, INC.



                             BY: /s/ FRANK CRNKOVICH
                        ----------------------------------------
                        --
                             FRANK CRNKOVICH, President


This registration statement has been signed by the following persons in the capacities and on the dates indicated:


 Signature                Title                      Date

 By:/s/ FRANK CRNKOVICH    Director, President, Chief   February
13, 2002
 ---------------------------------------
 FRANK CRNKOVICH           Executive Officer, Chief Accounting
                           Officer, and Secretary

                        VIRTUALLOT, INC.
                  (A Development Stage Company)
                          Balance Sheet


                             ASSETS

                                                   January 23,
                                                         2002

CURRENT ASSETS

 Cash and cash equivalents                       $       9,150

  Total Current Assets                                   9,150

  TOTAL ASSETS                                   $       9,150


              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

 Accounts payable                                $           -

  Total Liabilities                                          -

STOCKHOLDERS' EQUITY

 Preferred stock; 20,000,000 shares authorized
  of $0.001 par value, -0- shares issued                     -
 Common stock; 100,000,000 shares authorized
  of $0.001 par value, 22,030,000 shares issued
  and outstanding                                       22,030
 Additional paid-in capital                             22,970
 Stock subscription receivable (Note 3)                 (5,000)
 Deficit accumulated during the development stage             (
30,850                                           )

  Total Stockholders' Equity                             9,150

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $       9,150



                        VIRTUALLOT, INC.
                  (A Development Stage Company)
                Statement of Stockholders' Equity


                                                        Deficit
                                                      Accumulated
                                Additional     Stock   During the
                 Common Stock     Paid-In    SubscriptionDevelopm
ent
             Shares    Amount    Capital     Receivable  Stage
 .

Balance at inception on
December 18, 2001
 .                       -     $    -     $     -      $  -      $
-

Common stock issued to
 founders for services rendered
 at $0.001 per share on December 18, 2001

 .                       20,000,000  20,000            -         -
-

Common stock issued for
 services rendered at $0.005
 per share on December 20,  2001

 .                       2,000,000    2,000        8,000         -
-

Common stock issued for
 cash at $0.50 per share on
 January 20, 2002

 .                       30,000     30          14,970     (5,000)
-

Net loss from inception on
 December 18, 2001 through
 January 23, 2002
                   -         -          -            -  (30,850)
 .

Balance, January 23, 2002

 .             22,030,000          $  22,030   $  22,970 $ (5,000)
$            (30,850)
                        VIRTUALLOT, INC.
                  (A Development Stage Company)
                     Statement of Cash Flows



From

Inception
                                                      on

December
                                                      18,

2001
                                                      Through

January
                                                      23,

2002

CASH FLOWS FROM OPERATING ACTIVITIES

                                                      Net  loss$(
                                                      30,850 )
                                                      Common
                                                      stock
                                                      issued  for
                                                      services
                                                      rendered3
                                                      0,000

                                                      Net    Cash
                                                      Used     by
                                                      Operating
                                                      Activities
                                                      (850   )

CASH FLOWS FROM INVESTING ACTIVITIES                         -

CASH FLOWS FROM FINANCING ACTIVITIES

                                                      Issuance
                                                      of   common
                                                      stock   for
                                                      cash      1
                                                      0,000

                                                      Net    Cash
                                                      Provided
                                                      by
                                                      Financing
                                                      Activities
                                                      10,000

NET INCREASE IN CASH                                     9,150

CASH, BEGINNING OF PERIOD                                    -

CASH, END OF PERIOD                                   $  9,150


SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

                                                      Interest$-
                                                      Income
                                                      taxes  $-

                         VIRTUALLOT, INC.
                  (A Development Stage Company)
                Notes to the Financial statements
                        January 23, 2002


NOTE 1 -                                               SUMMARY OF
       SIGNIFICANT ACCOUNTING POLICIES

       a.  Organization

       The financial statements presented are those of Virtuallot, Inc. (a development stage company) (the "Company"). The Company was incorporated in the State of Nevada on December 18, 2001 primarily to develop and design an Internet web site that advertises and sells used cars, trucks and recreational vehicles.

       The Company has had minimal operations, and has no assets and liabilities except for cash. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity during this phase. It is the intent of management to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

       b.  Accounting Method

       The Company's financial statements are prepared using the accrual method of accounting in accordance with generally accepted accounting principles.

       c.  Cash Equivalents

       For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

       d.  Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


e.  Basis Loss Per Share

       The  computation of basic loss per share of  common  stock
       is   based  on  the  weighted  average  number  of  shares
       outstanding during the period of the financial statements as follows:


                                                                F
                                                      rom
                                                          Incepti
                                                      on on
                                                         December
                                                      18,
                                                        2001  Thr
                                                      ough
                                                          January
                                                      23,
                                                                2
                                                      002

                                                      Numerator
                                                      -  loss  $(
                                                      30,850)

                                                      Denominato
                                                      r         -
                                                      weighted
                                                      average
                                                      number   of
                                                      shares
                                                      outstandin
                                                      g         2
                                                      0,174,000

                                                      Loss    per
                                                      share    $(
                                                      0.00)

       f.  Additional Accounting Policies

       Additional accounting policies will be established once planned principal operations commence.

NOTE 2 -                                                    GOING
       CONCERN

       The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. It is the intent of the Company to develop and design an Internet web site that advertises and sells used cars, trucks and recreational vehicles. Until this occurs, shareholders of the Company have committed to meeting the Company's operating expenses.

NOTE 3 -                                                    STOCK
       TRANSACTIONS

       On December 18, 2001, the Company issued 20,000,000 shares of common stock valued at $20,000 to its President and sole officer for services rendered in connection with incorporating the Company. These shares are considered to be founder shares.

       On December 20, 2001, the Company issued 2,000,000 shares of common stock to outside individuals for services rendered valued at $10,000.

       On January 20, 2002, the Company sold 30,000 shares of common stock to several individuals at $0.50 per share for a total of $15,000. As of January 23, 2002, only $10,000 of the $15,000 had been collected. Accordingly, the Company has recorded a stock subscription receivable of $5,000 in the accompanying financial statements as of January 23, 2002. The $5,000 was subsequently collected on January 31, 2002.

                  INDEPENDENT AUDITORS' REPORT

The Board of Directors
Virtuallot, Inc.
(A Development Stage Company)
Winnemucca, Nevada

We have audited the accompanying balance sheet of Virtuallot, Inc. (a development stage company) as of January 23, 2002 and the related statements of operations, stockholders' equity and cash flows from inception on December 18, 2001 through January 23, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtuallot, Inc. (a development stage company) as of January 23, 2002 and the results of its operations and its cash flows from inception on December 18, 2001 through January 23, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Chisholm & Associates, PC
North Salt Lake City, Utah
January 28, 2002